June 25, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Sells Florida Delinquent Loan Portfolio

LINCOLN, NE – June 25, 2008 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), announced today the Bank has closed on the sale of a $63.8 million Florida loan portfolio.

The sale primarily consisted of over 300 delinquent residential construction loans previously originated by TransLand Financial Services (“TransLand”), a Florida-based mortgage brokerage firm. The construction loans that were sold related to single-family properties located primarily in the Cape Coral area of southwest Florida.

“We are pleased to have completed this sale and to put much of our TransLand delinquent Florida loan issues behind us,” said Gilbert G. Lundstrom, chairman and chief executive officer.

Based upon the present carrying value of the TransLand portfolio, the Company will not experience any material additional charge as a result of this sale. The sold TransLand loans represent approximately $12.7 million of the Company’s total nonperforming loans.

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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